Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

AMENDMENT NO. 1 DATED as of June 6, 2000
PRICING SUPPLEMENT NO. 38 DATED June 6, 2000
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                        COUNTRYWIDE HOME LOANS, INC.
                        MEDIUM-TERM NOTES, SERIES H

                       UNCONDITIONALLY GUARANTEED BY
                    COUNTRYWIDE CREDIT INDUSTRIES, INC.
                            FLOATING RATE NOTES
                            -------------------

Trade Date:    June 6, 2000               Book Entry:    |X|
Issue Price:   Variable                   Certificated:  |_|
Original Issue Date:   June 8, 2000       Principal Amount:    $100,000,000
Stated Maturity Date:  June 8, 2001       Net Proceeds:        $100,000,000
                                          Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |X| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |_| Prime Rate
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $1,000                 Maximum Interest Rate:        N/A
Initial Interest Rate: 6.69625%               Minimum Interest Rate:        N/A
Interest Determination Dates: Two London      Interest Factor Convention:   N/A
                              Business Days   Index Maturity:         One Month
                              prior to each   Spread (plus or
                              Interest          minus): Plus 7 basis points
                              Payment Date
                                              Spread Multiplier:            N/A
Interest Reset Dates:  Same as Interest       Fixed Rate Commencement
                       Payment Dates            Date:                       N/A
Interest Payment Dates: Monthly, on the       Fixed Interest Rate:          N/A
                        8th day of each
                        month commencing
                        July 8, 2000
Agent:   Chase Securities Inc., as principal
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:       N/A

                         -------------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of February 29, 2000, the Guarantor did not have any secured indebtedness outstanding and CHL had $46,152,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $8,081,216,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                            --------------

     Effective June 17, 1999, CHL reduced the aggregate offering price of the Medium-Term Notes, Series H, issuable under the medium-term note program described in the Prospectus Supplement, dated November 10, 1998, to the Prospectus, dated November 10, 1998, to $2,250,000,000 from
$3,000,000,000.